UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant   ☐                             Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

QUALCOMM INCORPORATED

(Name of Registrant as Specified in Its Charter)

BROADCOM LIMITED

BROADCOM CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

February 5, 2018

Evaluating Qualcomm’s Claims About Closing Risk

A Conversation with Daniel M. Wall, Latham & Watkins LLP

Antitrust Counsel to Broadcom Limited

Qualcomm has been trying to convince its shareholders that they should not support an acquisition by Broadcom because the regulatory approval of the deal by antitrust authorities is highly uncertain and may not be possible at all. Is that right?

No, I don’t think that’s right at all. Qualcomm’s statements, if you examine them closely, are short on specifics and heavy on a type of rhetoric that really doesn’t matter very much in the antitrust merger clearance process. To assess the real risk, you need to focus on the particular areas where Broadcom and Qualcomm compete and the particular concerns that the various reviewing agencies might have. When you do that, there is a lot less here than Qualcomm claims, and the real issues have solutions that Broadcom is ready to embrace. They are not blocking issues that create closing risk.

So what are the significant issues as far as antitrust is concerned?

Actually, there is not much disagreement between Broadcom and Qualcomm about what the issues are. On page 34 of its January 16 investor presentation, Qualcomm lists the product areas that its advisors apparently believe will be important to antitrust authorities. For the most part we are working off the same list.

The main ones are Wi-Fi networking processors, Wi-Fi/Bluetooth chips, and RF Front End chips for mobile phones. The two companies also make GPS products. Qualcomm’s investor presentation lists NFC as another overlap area, but that is a mistake. We also see a potential overlap that Qualcomm did not identify with a few “system on a chip” products if Qualcomm succeeds in buying NXP.

Latham & Watkins operates worldwide as a limited liability partnership organized under the laws of the State of Delaware (USA) with affiliated limited liability partnerships conducting the practice in France, Italy, Singapore, and the United Kingdom and as affiliated partnerships conducting the practice in Hong Kong and Japan. Latham & Watkins operates in South Korea as a Foreign Legal Consultant Office. Latham & Watkins works in cooperation with the Law Office of Salman M. Al-Sudairi in the Kingdom of Saudi Arabia. Under New York’s Code of Professional Responsibility, portions of this communication contain attorney advertising. Prior results do not guarantee a similar outcome. Results depend upon a variety of factors unique to each representation. Please direct all inquiries regarding our conduct under New York’s Disciplinary Rules to Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022-4834, Phone: +1.212.906.1200. © Copyright 2018 Latham & Watkins. All Rights Reserved.

It’s important to emphasize that these are relatively few and minor overlaps for a transaction of this size. It reflects that Qualcomm and Broadcom do not compete with one another in most of their core businesses.

Focusing on those product overlaps, what are the issues and how serious are they?

There is really only one that is a clear-cut antitrust hurdle, and that’s with respect to the Wi-Fi networking processors. But this is not a problem for the transaction because Broadcom has always understood that it would need to sell that part of Qualcomm, and that’s Broadcom’s plan. In fact, Broadcom has already begun advising the antitrust regulators that it intends to divest that business. There shouldn’t be any problem selling it, because it’s a valuable business and Broadcom is quite experienced in divesting businesses, so that overlap—the most serious antitrust issue in this deal—won’t be a problem.

What is the next most serious issue?

The severity of the issues drops off dramatically after the Wi-Fi networking processors. But I suppose the next most significant issue would be in what are called RF Front End chips (RFFE). That’s an important area for Broadcom, and Qualcomm has a presence in the space as well, primarily through its joint venture with TDK.

Could this deal get hung up over these RFFE products?

No. Once again, Broadcom made a decision before it even proposed this deal that it wouldn’t want to keep Qualcomm’s RFFE business. So Broadcom will be divesting that business too, including Qualcomm’s interest in the TDK joint venture. And that’s another thing we have already begun telling the antitrust authorities.

Qualcomm also points to NFC as an overlap that makes “regulatory approval highly uncertain.” Is that something that Qualcomm shareholders should be concerned about?

No, not at all. Broadcom sold its NFC business in August 2016 and no longer actively competes in that space. Qualcomm appears to have overlooked that.

Latham & Watkins	February 5, 2018 | Page 2

What about the overlap in Wi-Fi/Bluetooth chips? Qualcomm makes it sound like that one is very serious and a potential risk to closing a deal with Broadcom.

The story here is that Qualcomm and Broadcom both make products that provide the Wi-Fi/Bluetooth functionality for smartphones. But they make very different products that don’t compete in any meaningful sense. I’ll explain.

Qualcomm sells to cellphone OEMs what it calls a mobile platform—the Snapdragon platform—that is effectively a “phone on a chip.” Snapdragon includes mostly functionality that Broadcom does not offer, such as a baseband processor, an application processor, graphics and camera functionality, etc., and on top of all that it includes Wi-Fi and Bluetooth functionality. With all that functionality, a Snapdragon mobile platform is expensive. Think of it as a part that might cost between $30-65 per unit, depending on the model.

Broadcom, on the other hand, makes standalone high-performance Wi-Fi/Bluetooth chips. They cost just a few dollars per unit, but deliver best-in-class Wi-Fi/Bluetooth performance.

Do those products compete? If they do, it’s only in the sense that you could say that companies that make all-in-one hi-fi systems—where you get the amp, the receiver, the CD player and the speakers all in one package—compete with companies that just make high-end speakers. That’s a stretch. Anyone in the market for high-end speakers has probably already decided that they want more performance than you can get with all-in-one-systems.

In the smartphone world, virtually all OEMs that make low- and mid-tier cellphones buy mobile platforms from Qualcomm, Mediatek, or Spreadtrum. Those are the companies that dominate mobile platforms, and Broadcom is not even a player. Instead, Broadcom caters to the very few OEMs that build high-performance smartphones from scratch, making or buying “best of breed” components. These are well-known products—Apple’s iPhones, the Samsung Galaxy, and the Huawei Mate. But the key point is that for these products the OEMS are not interested in mobile platforms from anyone. They won’t substitute Qualcomm’s Snapdragon for Broadcom’s discrete Wi-Fi/Bluetooth chips.

In short, Qualcomm’s all-in-one mobile platforms and Broadcom’s high-end components are just not competitive enough to warrant any antitrust concern.

Doesn’t Qualcomm have a higher performance Wi-Fi/Bluetooth chip that competes with Broadcom’s?

Last year Qualcomm announced what it claimed was a high-end Wi-Fi/Bluetooth combo chip, but it is not in the same class as Broadcom’s chips. We don’t see that as creating any issue for us—beyond the need to explain the facts. It’s really the exception that proves the rule.

It is also an issue that is fully addressed by our plan to sell off Qualcomm’s Wi-Fi networking processors business—because that’s the Qualcomm unit that makes this Wi-Fi/Bluetooth chip. So to the extent that any regulator might be concerned about a loss of competition in this space, our divestiture plan resolves that concern.

Latham & Watkins	February 5, 2018 | Page 3

The final overlap that Qualcomm identifies is “GPS/GNSS.” Is that a problem?

It is not. This is another variant of the components versus platform issue, because Qualcomm has integrated its GPS chips into its mobile platforms, while Broadcom sells discrete, high-end GPS chips. No OEM who’s in the market for a standalone GPS chip would buy a baseband platform with an integrated GPS chip instead. That wouldn’t make any sense.

Qualcomm seems to be emphasizing that the deal could run into problems in Europe and in China, even if it clears the U.S. FTC. What is your view?

Broadcom’s analysis of the regulatory issues in this deal have always accounted for what the European Commission, China’s MOFCOM, and several other antitrust regulators might think about this.

Frankly, Qualcomm has been quite unfair to these agencies, suggesting in so many words that they would block this deal on some completely unprincipled basis. That is simply not how it works. These are sophisticated, principled antitrust authorities who don’t just go around blocking deals for no reason at all.

So focusing on Europe, how do you see the antitrust risks there as compared to the United States?

The U.S. and EC antitrust authorities look at most things the same way. I wouldn’t expect any difference of opinion on the competitive overlaps that we’ve already addressed, for example.

If there is a difference, it is probably the emphasis that the European Commission puts on what are called conglomerate effects. Those are complicated issues, and we will have to see how the European Commission views the potential conglomerate effects of this deal. But the important thing to note is that deals have not been blocked by concerns over conglomerate effects in roughly two decades. Instead, the European Commission addresses conglomerate effects by conduct restrictions that are intended to make sure that the combined company does not do things with its expanded scope that disadvantages its rivals. If the EC thinks it needs such commitments, that is something that Broadcom is prepared to deal with. I see little chance that issues around conglomerate effects would present closing risk.

Latham & Watkins	February 5, 2018 | Page 4

Then what about China? There have been reports that a number of Chinese OEMs oppose the deal and have been vocal about that. Does that concern you?

Broadcom cares about all Qualcomm customers and I don’t believe that any of them should be concerned with this transaction. We understand that these Chinese OEMs who have voiced concerns are close business partners to Qualcomm, and perhaps they really do worry that Broadcom’s leadership might make some changes that they would not like. But at this point they may not appreciate the benefits to them of this transaction given that Broadcom will make a lot of changes that they should like. This idea that Qualcomm has been pitching that Broadcom won’t be a good partner to China is absurd. No one can run a semiconductor company in today’s world with that attitude, and Broadcom won’t.

As we get a chance to explain our post-merger plans to customers in China and elsewhere, I think you will see support for this deal grow. There is already a lot of customer support for it—including in China.

Broadcom said today that it was prepared to make antitrust commitments to Qualcomm that are at least as favorable as the ones Qualcomm provided to NXP. Could you explain what that means in practical terms?

Of course. Let me say first that Broadcom decided not to propose specific deal covenants—in other words, actual contract language—because these things are always best negotiated so that the perspectives of the two sides are reflected in the contract terms.

But to allay these concerns that Qualcomm has been stoking about antitrust risk, Broadcom decided to set a floor on the commitments it would make and the antitrust risk it would assume to get this deal done. The terms Qualcomm offered NXP are that floor.

They begin, first, with a pledge to use reasonable best efforts to clear every impediment to closing that arises from the antitrust laws. That is an appropriate and standard commitment level for deals of this nature, obligating Broadcom to do what is not unreasonable.

Second, we will make the same pledge Qualcomm made to NXP to do whatever we may have to do to overcome antitrust objections up to what’s known as a Material Adverse Effect, or MAE, threshold on the seller. In simple terms what this means is that we will cut any additional deal we have to cut with any or all of the antitrust agencies so long as in the aggregate they are not going to significantly reduce the long-term value of acquiring the Qualcomm businesses (not counting the two businesses I have already said we intend to divest). We think that anything we might reasonably be asked to do would fall under that threshold, and therefore we would be required to do it. So it is a very strong promise to Qualcomm not to let antitrust issues get in the way of a closing.

Latham & Watkins	February 5, 2018 | Page 5

Third, as I have already said, Broadcom plans to divest Qualcomm’s Wi-Fi networking processors and RFFE businesses. We are not waiting to be asked to do that, and it doesn’t even need to be in any merger agreement. We are taking those issues off the table now, which not only provides a strong measure of deal certainty for the Qualcomm shareholders, but will speed up the regulatory process. That goes well beyond anything Qualcomm promised NXP.

Fourth, we are proposing a reverse break-up fee in an amount appropriate for a transaction of this size in the unlikely event we are unable to obtain required regulatory approvals. In my opinion, this is really going above and beyond, because our antitrust risk package is already so strong. But the reverse break-up fee adds deal certainty by giving Broadcom a strong incentive to get the deal done.

Fifth, we have said we are open to a ticking fee providing for an increase in the cash consideration payable to Qualcomm stockholders if the transaction is not consummated by the one-year anniversary of entering into a definitive agreement. This means there is more money in the deal for the Qualcomm shareholders if regulatory approval takes longer than we expect. Broadcom is adding this to the package because so much of Qualcomm’s messaging about regulatory risk has really been about timing risk, rather than closing risk. This addresses that concern directly.

Altogether, this is an extremely strong antitrust commitment package for this deal. It is not at all what you would see if—as Qualcomm has been trying to imply—antitrust issues are likely to block this deal.

So what is ahead for the antitrust review of this deal?

We are already engaged in the U.S., Europe and China, and we are very pleased with how it is going so far. We’ve narrowed the issues by announcing our intention to divest the Qualcomm Wi-Fi networking and RFFE businesses. We are working on the Second Request from the U.S. FTC. We are well on our way to filing the Form CO in Europe. We met with MOFCOM in China and have started the pre-filing consultation process. There is a lot of work ahead, but we’re on plan and feeling good about the progress we have made so far.

Point of View is published by Latham & Watkins LLP as a client service. The information contained in this publication should not be construed as legal advice. Should further analysis or explanation of the subject matter be required, please contact the lawyer with whom you normally consult, not Latham & Watkins LLP, which has been retained solely by Broadcom Limited on this matter.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Broadcom has made for an acquisition of Qualcomm and

Latham & Watkins	February 5, 2018 | Page 6

Broadcom’s intention to solicit proxies for the election of Broadcom nominees to the Qualcomm Board and certain other proposals at Qualcomm’s 2018 annual meeting of stockholders. Broadcom filed a definitive proxy statement with the SEC on January 5, 2018 in connection with the solicitation of proxies for Qualcomm’s 2018 annual meeting of stockholders and may file other proxy solicitation materials in connection therewith. Broadcom has also commenced mailing its definitive proxy statement to Qualcomm stockholders.

In addition, in furtherance of the acquisition proposal and subject to future developments, Broadcom (and, if a negotiated transaction is agreed, Qualcomm) may file one or more registration statements, proxy statements, tender offer statements or other documents with the SEC. This communication is not a substitute for any proxy statement, registration statement, tender offer statement, prospectus or other document Broadcom and/or Qualcomm may file with the SEC in connection with the proposed transaction.

Investors and security holders of Broadcom and Qualcomm are urged to read the proxy statement(s), registration statement(s), tender offer statement(s), prospectus(es) and/or other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction and solicitation. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to stockholders of Broadcom and/or Qualcomm, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Broadcom through the web site maintained by the SEC at http://www.sec.gov.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Participants in Solicitation

Broadcom, certain of its subsidiaries, its directors and executive officers, other members of management and employees and the nominees described above may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction, including with respect to Qualcomm’s 2018 annual meeting of stockholders. You can find information about Broadcom’s executive officers and directors in Broadcom’s definitive proxy statement filed with the SEC on February 17, 2017. Information about the Broadcom nominees is included in the definitive proxy statement that Broadcom has filed with the SEC. Additional information regarding the interests of such potential participants is included or will be included in one or more registration statements, proxy statements, tender offer statements or other documents filed or to be filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning Broadcom. These statements include, but are not limited to, statements that address our expected future business and financial performance and statements about (i) the proposed transaction involving Broadcom and Qualcomm and the expected benefits of the proposed transaction, (ii) the expected benefits of acquisitions, (iii) our plans, objectives and intentions with respect to future operations and products, (iv) our competitive position and opportunities, (v) the impact of acquisitions on the market for our products, and (vi) other statements identified by words such as “will”, “expect”, “believe”, “anticipate”, “estimate”, “should”, “intend”, “plan”, “potential”, “predict”, “project”, “aim”, and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of the management of Broadcom, as well as assumptions made by, and information currently available to, such management, current market trends and market conditions and involve risks and uncertainties, many of which are outside Broadcom’s and management’s control,

Latham & Watkins	February 5, 2018 | Page 7

and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.

Particular uncertainties that could materially affect future results include risks associated with our proposal to acquire Qualcomm, including: (i) uncertainty regarding the ultimate outcome or terms of any possible transaction between Broadcom and Qualcomm, including as to whether Qualcomm will cooperate with us regarding the proposed transaction, (ii) the effects of the announcement of the proposed transaction on the ability of Broadcom and Qualcomm to retain customers, to retain and hire key personnel and to maintain favorable relationships with suppliers or customers, (iii) the timing of the proposed transaction, (iv) the ability to obtain regulatory approvals and satisfy other closing conditions to the completion of the proposed transaction (including shareholders approvals), and (v) other risks related to the completion of the proposed transaction and actions related thereto; any loss of our significant customers and fluctuations in the timing and volume of significant customer demand; our dependence on contract manufacturing and outsourced supply chain; our dependency on a limited number of suppliers; any acquisitions we may make, such as delays, challenges and expenses associated with receiving governmental and regulatory approvals and satisfying other closing conditions, and with integrating acquired companies with our existing businesses and our ability to achieve the growth prospects and synergies expected by such acquisitions; our ability to accurately estimate customers’ demand and adjust our manufacturing and supply chain accordingly; our significant indebtedness, including the need to generate sufficient cash flows to service and repay such debt; dependence on a small number of markets and the rate of growth in these markets; dependence on and risks associated with distributors of our products; dependence on senior management; quarterly and annual fluctuations in our operating results; global economic conditions and concerns; our proposed redomiciliation of our ultimate parent company to the United States; our competitive performance and ability to continue achieving design wins with our customers, as well as the timing of any design wins; prolonged disruptions of our or our contract manufacturers’ manufacturing facilities or other significant operations; our ability to improve our manufacturing efficiency and quality; our dependence on outsourced service providers for certain key business services and their ability to execute to our requirements; our ability to maintain or improve gross margin; our overall cash tax costs, legislation that may impact our overall cash tax costs and our ability to maintain tax concessions in certain jurisdictions; our ability to protect our intellectual property and the unpredictability of any associated litigation expenses; any expenses or reputational damage associated with resolving customer product warranty and indemnification claims; cyclicality in the semiconductor industry or in our target markets; our ability to sell to new types of customers and to keep pace with technological advances; market acceptance of the end products into which our products are designed; and other events and trends on a national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature.

Our filings with the SEC, which you may obtain for free at the SEC’s website at http://www.sec.gov, discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Latham & Watkins	February 5, 2018 | Page 8